NEUBERGER BERMAN EQUITY FUNDS
CLASS R6

ADMINISTRATION AGREEMENT
SCHEDULE A

Class R6 of the Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

Neuberger Berman Dividend Growth Fund
Neuberger Berman Emerging Markets Equity Fund
Neuberger Berman Genesis Fund
Neuberger Berman Guardian Fund
Neuberger Berman International Equity Fund
Neuberger Berman International Select Fund
Neuberger Berman International Small Cap Fund
Neuberger Berman Intrinsic Value Fund
Neuberger Berman Large Cap Value Fund
Neuberger Berman Mid Cap Growth Fund
Neuberger Berman Mid Cap Intrinsic Value Fund
Neuberger Berman Real Estate Fund
Neuberger Berman Small Cap Growth Fund
Neuberger Berman Sustainable Equity Fund

Date: March 19, 2019

NEUBERGER BERMAN EQUITY FUNDS
CLASS R6
ADMINISTRATION AGREEMENT
SCHEDULE B
Compensation pursuant to Paragraph 3 of the Neuberger Berman Equity Funds Class R6 Administration Agreement shall be:
(1)
For the services provided to the Class R6 of a Series and its shareholders (including amounts paid to third parties), 0.05% per annum of the average daily net assets of the Class R6 of said Series; plus in each case

(2)
Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those  Trustees who are not interested persons of the Trust or of Neuberger Berman Investment Advisers LLC, and periodic reports to the Board of Trustees on actual expenses.

Date: December 6, 2018